Exhibit 10.1
CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
EXECUTIVE DEFERRED COMPENSATION PLAN

Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

(i)

Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

(ii)

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
EXECUTIVE DEFERRED COMPENSATION PLAN
ARTICLE I
PREAMBLE AND PURPOSE
1.1	Preamble. This Calumet Specialty Products Partners, L.P. Executive Deferred Compensation Plan (the “Plan”) is intended to permit Calumet Specialty Products Partners, L.P. (the “Company”), its participating Affiliates and its General Partner, as defined herein (collectively, the “Employer”), to attract and retain a select group of management or highly compensated Employees and Directors, as defined herein.

The Employer may adopt one or more trusts to serve as a possible source of funds for the payment of benefits under this Plan.

1.2	Purpose. Through this Plan, the Employer intends to permit the deferral of compensation and to provide additional benefits to Directors and a select group of management or highly compensated Employees of the Employer. The Employer desires to accomplish these objectives by helping to provide for the retirement of those Employees and Directors chosen to participate in the Plan.

1.3	ERISA Status. It is intended that this Plan will not constitute a “qualified plan” subject to the limitations of section 401(a) of the Code, nor will it constitute a “funded plan,” for purposes of such requirements. It also is intended that this Plan will be exempt from the participation and vesting requirements of Part 2 of Title I of ERISA, the funding requirements of Part 3 of Title I of ERISA, and the fiduciary requirements of Part 4 of Title I of ERISA by reason of the exclusions afforded plans that are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

End of Article I
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

ARTICLE II
DEFINITIONS AND CONSTRUCTION
2.1	Definitions. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be a term defined in this Section 2.1. The following words and phrases with the initial letter capitalized will have the meaning set forth in this Section 2.1, unless a different meaning is required by the context in which the word or phrase is used.
(a)	“Account” means one or more of the bookkeeping accounts maintained by the Company or its agent on behalf of a Participant, as described in more detail in Section 4.5.

(b)	“Affiliate” means an entity that is a member of a controlled group of entities (as defined in section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is in common control (as defined in section 414(c) of the Code) with the Company, or any entity that is a member of the same affiliated service group (as defined in section 414(m) of the Code) as the Company, and includes the General Partner; provided, however, that the term “Affiliate” shall not apply to an Affiliate of the General Partner.

(c)	“Alternate Payee” means any spouse, former spouse, child, or other dependent of a Participant who is recognized by a DRO as having a right to receive all, or a portion of, the benefits payable under the Plan with respect to such Participant.

(d)	“Beneficiary” means the person or persons designated by the Participant to receive a distribution of his benefits under the Plan upon the death of the Participant, on a beneficiary designation form prescribed by the Plan Administrator and lastly filed with the Plan Administrator. If the Participant is married, his spouse will be his Beneficiary, unless his spouse consents in writing to the designation of an alternate Beneficiary. In the event that a Participant fails to designate a Beneficiary, or if the Participant’s Beneficiary does not survive the Participant, the Participant’s Beneficiary will be his surviving spouse, if any, or if the Participant does not have a surviving spouse, his estate. The term “Beneficiary” also will mean a Participant’s spouse or former spouse who is entitled to all or a portion of a Participant’s benefit pursuant to Section 6.1.

(e)	“Board” means the Board of Directors of the General Partner of the Company.

(f)	“Cash Incentive Award” means an annual cash incentive payment to a Participant pursuant to an Employer Incentive Plan, an annual cash retainer payment to a Director, or any other cash incentive payment designated by the Plan Administrator as an eligible cash incentive under the Plan.

(g)	“Cash Incentive Award Deferral” means the Cash Incentive Award deferral made by a Participant pursuant to Section 4.2.

(h)	“Change of Control” shall have the meaning given that term in the LTIP as in effect on December 31, 2008; provided, however, that any modification to the
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

definition of “change of control” in the LTIP adopted after December 31, 2008 shall apply for purposes of this Plan, except that any modification to such definition adopted on or after, or within 180 days prior to, a Change of Control shall not apply in determining the definition of such term under this Plan unless such amendment is favorable to the Participant; and provided further, however, that in the event any distribution due to a Participant under this Plan would also constitute “deferred compensation” within the meaning of the Treasury Regulation § 1.409A-1(b)(1), either by design or due to a subsequent modification in the terms of such distribution or as a result in a change in the law occurring after the Effective Date, then to the extent such distribution is not exempt from section 409A of the Code by an applicable exemption, the term “Change of Control” shall mean an event that constitutes not only a Change of Control event described in the LTIP, but also constitutes a “change in control” within the meaning of section 409A of the Code and any Internal Revenue Service guidance promulgated with respect to section 409A of the Code.

(i)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(j)	“Company” means Calumet Specialty Products Partners, L.P., a Delaware limited partnership.

(k)	“Compensation Committee” means the Compensation Committee of the Board.

(l)	“Director” means a member of the Board who is not an Employee.

(m)	“DER” means a distribution equivalent right, being a contingent right, granted in tandem with a specific Phantom Unit, to receive an amount in cash equal to the cash distributions made by the Company with respect to a Unit during the period such Phantom Unit is outstanding; provided, however, that a DER will remain subject to the same vesting restrictions and forfeiture provisions as the Phantom Unit to which the DER relates.

(n)	“Disability” means (i) a Participant’s inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Employer.

(o)	“Discretionary Contribution” means the contribution made by the Employer on behalf of a Participant as described in Section 4.3(b).

(p)	“DRO” means a domestic relations order that is a judgment, decree, or order (including one that approves a property settlement agreement) that relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant and is rendered
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

under a state (within the meaning of section 7701(a)(10) of the Code) domestic relations law (including a community property law) and that:
(i)	Creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to receive all or a portion of the benefits payable with respect to a Participant under the Plan;

(ii)	Does not require the Plan to provide any type or form of benefit, or any option, not otherwise provided under the Plan;

(iii)	Does not require the Plan to provide increased benefits (determined on the basis of actuarial value);

(iv)	Does not require the payment of benefits to an Alternate Payee that are required to be paid to another Alternate Payee under another order previously determined to be a DRO; and

(v)	Clearly specifies: the name and last known mailing address of the Participant and of each Alternate Payee covered by the DRO; the amount or percentage of the Participant’s benefits to be paid by the Plan to each such Alternate Payee, or the manner in which such amount or percentage is to be determined; the number of payments or payment periods to which such order applies; and that it is applicable with respect to this Plan.
(q)	“Effective Date” means January 1, 2009, except as provided otherwise herein.

(r)	“Election Form” means the written forms provided by the Plan Administrator pursuant to which the Participant consents to participation in the Plan and makes elections with respect to deferrals. Such Participant consent and elections may be done either in writing or on-line through an electronic signature, as the Plan Administrator prescribes.

(s)	“Eligible Person” means an Employee that is eligible to receive a Cash Incentive Award under an Employer Incentive Plan and designated as an Eligible Person by the Plan Administrator. As provided in Section 3.1, the Plan Administrator may at any time, in its sole and absolute discretion, limit the classification of Employees who are eligible to participate in the Plan for a Plan Year and/or may modify or terminate an Eligible Person’s participation in the Plan without the need for an amendment to the Plan.

(t)	“Employee” means each select member of management or highly compensated employees receiving remuneration, or who is entitled to remuneration, for services rendered to the Employer, in the legal relationship of employer and employee.

(u)	“Employer” means, collectively, the Company, each Affiliate which has adopted the Plan as a participating employer, and the General Partner. An Affiliate may evidence its adoption of the Plan either by a formal action of its governing body or by commencing deferrals and taking other administrative actions with respect
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

to this Plan on behalf of its employees. An entity will cease to be a participating employer as of the date such entity ceases to be an Affiliate.

(v)	“Employer Incentive Plan” means a cash incentive arrangement or plan maintained by the Employer.

(w)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(x)	“Fair Market Value” means the closing sales price of a Unit on the principal national securities exchange or other market in which trading in Units occurs on the applicable date (or if there is no trading in the Units on the applicable date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Plan Administrator). If Units are not traded on a national securities exchange or other market at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Plan Administrator.

(y)	“Five Percent Owner” means any person who owns (or is considered as owning within the meaning of section 318 of the Code) more than five percent (5%) of the outstanding units of the Company or an Affiliate or units possessing more than five percent (5%) of the total combined voting power of all units of the Company or an Affiliate. The rules of sections 414(b), (c) and (m) of the Code will not apply for purposes of applying these ownership rules. Thus, this ownership test will be applied separately with respect to the Company and each Affiliate.

(z)	“General Partner” means Calumet GP, LLC, a Delaware limited liability company.

(aa)	“Key Employee” means, at any time in which the units of any Employer are publicly traded on an established securities market (within the meaning of Treasury Regulation § 1.409A-1, et seq.), any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year was:
(i)	an officer of the Company or an Affiliate having compensation within the meaning of section 415(c) of the Code of greater than the dollar amount set forth in section 416(i), as adjusted under section 416(i)(1) of the Code (i.e., $160,000 in 2009);

(ii)	a Five Percent Owner; or

(iii)	a One Percent Owner having compensation within the meaning of section 415(c) of the Code of more than one hundred fifty thousand dollars ($150,000).
The determination of Key Employees will be based upon a twelve (12) month period ending on December 31 of each year (i.e., the identification date). Employees that are Key Employees during such twelve (12) month period will be
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

treated as Key Employees for the twelve (12) month period beginning on the first day of the fourth month following the end of the twelve (12) month period (i.e., since the identification date is December 31, then the twelve (12) month period to which it applies begins on the next following April 1).

The determination of who is a Key Employee will be made in accordance with sections 416(i) and 409A of the Code and other guidance of general applicability issued thereunder. For purposes of determining whether an Employee or former Employee is an officer, a Five Percent Owner or a One Percent Owner, the Company and each Affiliate will be treated as a separate employer (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will not apply). Conversely, for purposes of determining whether the adjusted dollar limit on compensation is met under the officer test described in Section 2.1(y)(i), compensation from the Company and all Affiliates will be taken into account (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will apply). Further, in determining who is an officer under the officer test described in Section 2.1(y)(i), no more than fifty (50) employees of the Company or its Affiliates (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will apply) will be treated as officers. If the number of officers exceeds fifty (50), the determination of which Employees or former Employees are officers will be determined based on who had the largest annual compensation from the Company and Affiliates for the Plan Year.

(bb)	“Long-Term Incentive Plan” or “LTIP” means the Calumet GP, LLC Long-Term Incentive Plan.

(cc)	“Matching Contribution” means the contribution made by the Employer on behalf of a Participant as described in Section 4.3(a).

(dd)	"Normal Retirement” means a Participant’s Termination of Employment with the Employer on or after the date that he reaches the age of 66.

(ee)	“One Percent Owner” means any person who would be described as a Five Percent Owner if “one percent (1%)” were substituted for “five percent (5%)” each place where it appears therein.

(ff)	“Open Enrollment Period” means the period occurring each year during which an Eligible Person may make his elections to defer his Cash Incentive Award for a subsequent Plan Year pursuant to Article IV. Open Enrollment Periods will end no later than December 31 of each Plan Year preceding the Plan Year in which the services will be performed with respect to the Cash Incentive Award to be deferred.

(gg)	“Participant” means each Eligible Person who has been designated for participation in this Plan and each Employee or former Employee (or Director or former Director) whose participation in this Plan has not terminated. Each such Participant who is currently employed by the Employer or serving as a member of the Board will be referred to herein as an “Active Participant” and each such
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

Employee who is no longer employed by the Employer and each Director who is no longer serving as a member of the Board but has an Account balance under the Plan will be referred to herein as an “Inactive Participant.”

(hh)	“Phantom Unit” means a phantom (notional) Unit which, upon full vesting, entitles a Participant to receive a Unit, an amount of cash equal to the Fair Market Value of a Unit, or some combination of Units and cash, as determined at the discretion of the Plan Administrator.

(ii)	“Plan” means the Calumet Specialty Products Partners, L.P. Executive Deferred Compensation Plan as set forth herein and as the same may be amended from time to time.

(jj)	“Plan Administrator” means the Compensation Committee, unless the Board appoints a different individual, individuals or committee to handle the day-to-day administration of the Plan.

(kk)	“Plan Year” means the calendar year.

(ll)	“Scheduled In-Service Withdrawal” means a distribution elected by the Participant for an in-service withdrawal of amounts of Cash Incentive Award Deferrals, Matching Contributions or Discretionary Contributions made in a given Plan Year, as set forth on the Election Form for such Plan Year.

(mm)	“Scheduled Withdrawal Date” means the distribution date elected by the Participant for a Scheduled In-Service Withdrawal.

(nn)	“Special Enrollment Period” means the thirty (30) day period after an Employee is employed by the Employer (or a Director is elected to the Board) and advised of his eligibility to participate in the Plan during which the Eligible Person may make his elections to defer a Cash Incentive Award earned after such election pursuant to Article IV. The Plan Administrator may also designate certain periods as Special Enrollment Periods to the extent permitted under section 409A of the Code.

(oo)	“Termination for Cause” shall mean a Termination of Employment due to an event constituting “Cause” under a Participant’s employment agreement with the Employer, and in the event that no employment agreements exists, for any of the following events: (1) commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Employer or other conduct harmful or potentially harmful to the Employer’s best interest, as reasonably determined by the Plan Administrator; (2) any conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony, or any crime involving moral turpitude; or (3) continued failure to substantially perform Participant’s material obligations and duties of employment with the Employer.

(pp)	“Termination of Employment” means (i) with respect to an Employee, the date that such Employee ceases performing services for the Employer and its Affiliates
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

in the capacity of an employee and (ii) with respect to a Director, the date that such Director ceases to provide services to the Company as a member of the Board; provided, however, that in each case such event constitutes a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h). An Employee who transfers employment between entities that are considered an “Employer” under this Plan, regardless of whether such entity has adopted the Plan as a participating employer, will not incur a Termination of Employment.

(qq)	“Trustee” means the individual or entity appointed to serve as trustee of any trust established as a possible source of funds for the payment of benefits under this Plan as provided in Section 7.1.

(rr)	“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, his spouse, his beneficiary, or his dependent (as defined under section 152(a) of the Code), (ii) a loss of the Participant’s property due to casualty, or (iii) any other similar extraordinary and unforeseeable loss arising from events beyond the control of the Participant, as determined by the Plan Administrator in its sole and absolute discretion and in accordance with the requirements of section 409A of the Code.

A distribution on account of Unforeseeable Emergency may be made only to the extent that the Participant’s need cannot be met through insurance reimbursements, the liquidation of other assets (but only if such liquidation would not itself cause a hardship), or by cessation of Cash Incentive Award Deferrals under the Plan. The amount of the distribution cannot exceed the amount necessary to meet the need (plus any taxes resulting from the distribution).

(ss)	“Unit” means a common unit of the Company.

(tt)	“Voluntary Resignation” means a Participant’s voluntary Termination of Employment, other than for Normal Retirement.
2.2	Construction. If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions of this Plan will continue in full force and effect. All of the provisions of this Plan will be construed and enforced in accordance with the laws of the State of Delaware and will be administered according to the laws of such state, except as otherwise required by ERISA, the Code or other applicable federal law. The term “delivered to the Plan Administrator,” as used in this Plan, will include delivery to a person or persons designated by the Plan Administrator for the disbursement and the receipt of administrative forms. Delivery will be deemed to have occurred only when the form or other communication is actually received. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of this Plan. The pronouns “he,” “him” and “his” used in the Plan will also refer to similar pronouns of the female gender unless otherwise qualified by the context.

End of Article II
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

ARTICLE III
PARTICIPATION AND FORFEITABILITY OF BENEFITS
3.1	Eligibility and Participation.
(a)	Determination of Eligibility. It is intended that eligibility to participate in the Plan will be limited to Eligible Persons, as determined by the Plan Administrator, in its sole and absolute discretion. During the Open Enrollment Period, each Eligible Person will be contacted in writing and informed that he may elect to defer portions of his Cash Incentive Award and will be provided with an Election Form and such other forms as the Plan Administrator will determine. An Eligible Person will become a Participant by completing all required forms and making a deferral election during an Open Enrollment Period pursuant to Section 4.1. Eligibility to become a Participant for any Plan Year will not entitle an Eligible Person to continue as an Active Participant for any subsequent Plan Year.

(b)	Limits on Eligibility. The Plan Administrator may at any time, in its sole and absolute discretion, limit the classification of Employees eligible to participate in the Plan and/or may limit or terminate an Eligible Person’s participation in the Plan.

An Employee who takes an Unforeseeable Emergency distribution pursuant to Section 5.4 of this Plan will have his Cash Incentive Award Deferral under this Plan suspended for the remainder of the Plan Year in which such distribution occurs.

(c)	Eligibility on Initial Employment. If an Eligible Person is employed or elected to the Board during the Plan Year and designated by the Plan Administrator to be a Participant for such year, such Eligible Person may elect to participate in the Plan during the Special Enrollment Period for the remainder of such Plan Year, by completing all required forms under Section 4.1 and making a Cash Incentive Award Deferral election pursuant to Section 4.2. Designation as a Participant for the Plan Year in which he is employed or elected to the Board will not entitle the Eligible Person to continue as an Active Participant for any subsequent Plan Year.

(d)	Loss of Eligibility Status. A Participant under this Plan who separates from employment with the Employer, or who ceases to be a Director, will continue as an Inactive Participant under this Plan until the Participant has received payment of all amounts payable to him under this Plan. In the event that an Eligible Person ceases active participation in the Plan because the Eligible Person is no longer described as a Participant pursuant to this Section 3.1, or because he ceases making deferrals of Cash Incentive Awards, the Eligible Person will continue as an Inactive Participant under this Plan until he has received payment of all amounts payable to him under this Plan.
3.2	Forfeitability of Benefits. Except as provided in Section 6.1, a Participant will at all times have a nonforfeitable right to all amounts credited to his Account pursuant to Section 4.2. Amounts credited to a Participant’s Account pursuant to Section 4.3 shall be
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

nonforfeitable in accordance with the vesting schedule, if any, imposed on such amounts in accordance with Section 4.3. As provided in Section 7.2, however, each Participant will be only a general creditor of the Company and/or his Employer with respect to the payment of any benefit under this Plan.

End or Article III
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

ARTICLE IV
DEFERRAL, COMPANY CONTRIBUTIONS, DIVIDENDS, ACCOUNTING
4.1	General Rules Regarding Deferral Elections. An Eligible Person may become a Participant in the Plan for the applicable Plan Year by electing during the Open Enrollment Period to defer his Cash Incentive Award pursuant to the terms of this Section 4.1 on an Election Form. Such Election Form will be submitted to the Plan Administrator by the date specified by the Plan Administrator and will be effective with respect to any Cash Incentive Award the Participant earns beginning January 1 of the Plan Year immediately following the Plan Year in which the Election Form was properly submitted.

In the case of an Eligible Person who is newly employed or elected to the Board during the Plan Year, the Election Form will be entered into within the Special Enrollment Period and submitted to the Plan Administrator by the date specified by the Plan Administrator and the specified deferral elections will only be effective with respect to a Cash Incentive Award earned after the date such Election Form is received by the Plan Administrator.

A Participant’s Election Form will only be effective with respect to a single Plan Year and will be irrevocable [for the duration of such Plan Year], except as provided in Sections 2.1(ll), 5.3, 6.1 and 10.3. Deferral elections for each applicable Plan Year of participation will be made during the Open Enrollment Period pursuant to new Election Forms.

4.2	Cash Incentive Award Deferrals. Each Eligible Person may elect to defer a designated full percentage of his Cash Incentive Award to the Plan, up to a maximum percentage of one hundred percent (100%) of the Employee’s Cash Incentive Award for the applicable Plan Year, in increments specified on the Participant’s Election Form. The deferred Cash Incentive Award amount will be used to track Phantom Units credited to the Participant’s Account. A Participant shall at all times be 100% vested in the Phantom Units tracked with a Cash Incentive Award Deferral amount.

4.3	Company Contributions.
(a)	Matching Contribution. The Employer may elect to make a Matching Contribution to the Plan in any Plan Year with respect to all or any portion of the Cash Incentive Award Deferral on behalf of all or some of the Participants for such Plan Year. Any Matching Contribution credited by the Employer to the Participant’s Account will be in the form of Phantom Units. Phantom Units credited to the Participant’s Account through Matching Contributions may be subject to a vesting schedule established by the Plan Administrator and set forth on Exhibit A.

(b)	Discretionary Contribution. The Employer may elect to make a Discretionary Contribution to a Participant’s Account in such amount, and at such time, as will be determined by the Board. Any Discretionary Contribution credited by the
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

Employer will be in the form of Phantom Units. Phantom Units credited to the Participant’s Account through Discretionary Contributions may be subject to a vesting schedule established by the Plan Administrator and set forth on Exhibit A.
4.4	Distribution Equivalent Rights. Phantom Units credited to a Participant’s Account will receive DERs, and such DERs will be credited to the Participant’s Account in the form of additional Phantom Units. Phantom Units credited to a Participant’s Account pursuant to a Participant’s DERs will carry the same vesting period imposed on the original Phantom Units such DERs relate to, and will be distributed at the same time that the original Phantom Units to which such DERs relate are distributed to the Participant.

4.5	Accounting for Deferred Compensation.
(a)	Phantom Units. The number of Phantom Units to be credited to a Participant’s Account pursuant to his Cash Incentive Award Deferral or DERs credited to his Account will be the quotient obtained by dividing (i) the amount of the Cash Incentive Award Deferral, or the aggregate amount of DERs, as applicable, by (ii) the Fair Market Value of one Company Unit on the day of the deferral or the crediting of the DERs, as applicable.

(b)	Accounts. The Company may, in its sole and absolute discretion, establish and maintain an Account for each Participant under this Plan. Each Account will be adjusted at least quarterly to reflect the Fair Market Value of the Phantom Units credited thereto, and any distributions that may have been made pursuant to Article V. The Phantom Units directly tracked pursuant to a Cash Incentive Award Deferral amount will be credited to the Participant’s Account on the same date on which such related Cash Incentive Award would have been paid to the Participant had the Participant not elected to defer such amount pursuant to the terms and provisions of the Plan. Any Phantom Units directly credited to the Participant’s Account pursuant to a Matching Contribution or a Discretionary Contribution will be credited to each Participant’s Account at such times as determined by the Board. Phantom Units credited to a Participant’s Account pursuant to a DER will be credited to each Participant’s Account on the same day the DER would have been distributed to the Participant had the DER not been credited to the Participant’s Account in the form of a Phantom Unit. In the sole and absolute discretion of the Plan Administrator, more than one Account may be established for each Participant to facilitate record-keeping convenience and accuracy. Each such Account will be credited and adjusted as provided in this Plan.

(c)	Accounts Held in Trust. Amounts credited to Participants’ Accounts may be secured by one or more trusts, as provided in Section 7.1, but will be subject to the claims of the general creditors of each such Participant’s Employer. Although the assets of such trust will be separate and apart from other funds of the Employer and will be used for the purposes set forth therein, neither the Participants nor their Beneficiaries will have any preferred claim on, or any beneficial ownership in, any assets of the trust prior to the time such assets are paid to the Participants or Beneficiaries, as benefits and all rights created under
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

this Plan will be unsecured contractual rights of Plan Participants and Beneficiaries against the Employer. Any assets held in the trust with respect to a Participant will be subject to the claims of the general creditors of that Participant’s Employer under federal and state law in the event of insolvency. The assets of any trust established pursuant to this Plan will never inure to the benefit of the Employer and the same will be held for the exclusive purpose of providing benefits to that Employer’s Participants and their beneficiaries.

End of Article IV
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

ARTICLE V
VESTING AND DISTRIBUTION OF BENEFITS
5.1	Distribution Election. At the time an Eligible Person first becomes a Participant in the Plan (i.e., elects to make Cash Incentive Award Deferrals or is awarded a Discretionary Contribution under the Plan), such Participant must elect the time in which his vested Account balance will be distributed, other than pursuant to the distribution of a Participant’s Accounts pursuant to Sections 5.5 or 5.6. A Participant’s distribution election will be irrevocable and will apply to all deferrals and contributions made with respect to that Participant under the Plan for the applicable Plan Year to which the election applies.
(a)	Time of Distribution. A Participant may, subject to the six (6) month and one (1) day delay applicable to Key Employees in Section 5.2, elect to receive a distribution of his vested Plan Account upon his:
(i)	Termination of Employment; or

(ii)	Scheduled Withdrawal Date, or his Termination of Employment, if sooner.
(b)	Manner of Distribution. The Plan Administrator, in its sole discretion, shall distribute a Participant’s Account balance in Units, cash, or any combination of Units and cash; provided, however, that no fractional Units will be distributed to any Participant. In the event that the Plan Administrator determines to distribute a Participant’s Account wholly or partially in Units, any fractional Unit will be paid instead in cash.

(c)	Failure to Elect Distribution. In the event that a Participant fails to elect the time in which his Account balance will be paid upon his Termination of Employment, such Account balance will be distributed as soon as practicable following the Participant’s Termination of Employment, but in no event later than the 60th day following the Participant’s Termination of Employment (subject to the six (6) month and one (1) day delay applicable to Key Employees described in Section 5.2).

(d)	Taxation of Distributions. All distributions from the Plan will be taxable as ordinary income when received and subject to appropriate withholding of income taxes.
5.2	Termination Distributions to Key Employees. In the event that a Participant is also a Key Employee on the date of his Termination of Employment and a distribution of his Account is to occur on account of a Termination of Employment, such payment will be delayed, unless otherwise payable without the imposition of penalty taxes pursuant to section 409A of the Code, for a period of six (6) months and one (1) day following such Participant’s Termination of Employment. This six (6) month and one (1) day restriction will not apply, or will cease to apply, with respect to a distribution to a Participant’s Beneficiary by reason of the death of the Participant. No DERs shall be credited to the Participant’s Account during the six (6) month delay period.
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

5.3	Scheduled In-Service Withdrawals. A Participant who elects a Scheduled In-Service Withdrawal pursuant to Section 5.1 may, with the Employer’s permission, subsequently elect to delay such distribution for a period of at least five (5) additional calendar years; provided, however, that such election is made at least (12) twelve months prior to the date that such distribution would otherwise be made. Further, in the event that a Participant elects a Scheduled In-Service Withdrawal and incurs a Termination of Employment prior to the Scheduled Withdrawal Date, the Participant’s Scheduled In-Service Withdrawal election and Cash Incentive Award Deferral election under Section 4.2, Section 4.3 or Section 4.4, respectively, will be cancelled and the Participant’s entire vested Account balance will be distributed upon the Participant’s Termination of Employment.

5.4	Unforeseeable Emergency. Upon application by the Participant, the Plan Administrator, in its sole and absolute discretion, may direct payment of all or a portion of the Participant’s Account balance prior to his Termination of Employment and any Scheduled Withdrawal Date in the event of an Unforeseeable Emergency. Any such application will set forth the circumstances constituting such Unforeseeable Emergency. The Plan Administrator will determine whether to grant an application for a distribution on account of an Unforeseeable Emergency in accordance with guidance issued pursuant to section 409A of the Code. Specifically, the amount distributable on account of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the need (plus any taxes resulting from the distribution). A distribution on account of an Unforeseeable Emergency may be made only to the extent that the Participant’s need cannot be met through insurance reimbursements, the liquidation of other assets (but only if such liquidation would not itself cause a hardship), or by cessation of Cash Incentive Award Deferrals under the Plan. However, the determination of an Unforeseeable Emergency is not required to take into account additional compensation that could be paid to the Participant, but which has not actually been paid, under any other nonqualified deferred compensation plan in which the Participant participates.

A Participant who takes an Unforeseeable Emergency distribution pursuant to this Section 5.4 will have his Cash Incentive Award Deferrals (and related Matching Contributions) under this Plan suspended for the remainder of the Plan Year in which such Unforeseeable Emergency distribution occurs.

5.5	Accelerated Vesting and Distribution of Accounts. Notwithstanding the Participant’s distribution election pursuant to Section 5.1 above, in the event that any of the following events occur while a Participant is employed by the Employer, all vesting restrictions on a Participant’s Phantom Units will lapse and all Phantom Units will be deemed 100% vested, and an automatic distribution of the Participant’s Account will occur as soon as practicable, but in no event later than the 60th day following the date of the event (unless otherwise subject to the Key Employee delay period described in Section 5.2):
(a)	Change of Control.

(b)	Participant’s Death or Disability. The six (6) month and one (1) day restriction on distributions to Key Employees under Section 5.2 will not apply in the event of a Participant’s death.
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

In the event a terminated Participant dies before receiving a full distribution of his Account, the remaining Account balance will be distributed to the Participant’s Beneficiary within (60) days following the date of the Participant’s death.

(c)	Participant’s Normal Retirement.
5.6	Termination of Employment Pursuant to a Termination for Cause or Voluntary Resignation. If a Participant has a Termination of Employment pursuant to a Termination for Cause or a Voluntary Resignation, the Participant’s Account will be considered vested only to the extent vested on the Participant’s Termination of Employment.

5.7	Relationship with the LTIP. In the event that the Plan Administrator determines to distribute a Participant’s Account or any portion of a Participant’s Account in Units, such Units will be distributed upon the approval of the Company’s Board (or the Compensation Committee thereof) and pursuant to the LTIP. The Units will also be subject to any additional restrictions imposed on Units pursuant to the LTIP.

5.8	Withholding. Any taxes or other legally required withholdings any distributions to Participants or Beneficiaries under the Plan will be deducted and withheld by the Employer, benefit provider or funding agent as required pursuant to applicable law. A Participant or Beneficiary will be provided with a tax withholding election form for purposes of federal and state tax withholding, if applicable.

5.9	Impact of Reemployment on Benefits. If a Participant incurs a Termination of Employment and is scheduled to receive payments from the Plan and such Participant is reemployed by the Employer, then such Participant’s payments will commence as scheduled during the period of his reemployment. A Participant will not automatically be eligible to participate in the Plan upon his reemployment, such eligibility to be determined at the discretion of the Plan Administrator.

End of Article V
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

ARTICLE VI
PAYMENT LIMITATIONS
6.1	Spousal Claims.
(a)	In the event that an Alternate Payee is entitled to all or a portion of a Participant’s Accounts pursuant to the terms of a DRO, such Alternate Payee will have the following distribution rights with respect to such Participant’s Account to the extent set forth pursuant to the terms of the DRO:
(i)	payment of benefits in a lump sum in cash or Units as soon as practicable following the acceptance of the DRO by the Plan Administrator;

(ii)	payment of benefits in a lump sum in cash or Units in the first January following, or in the second January following, but not later than the second January following, the acceptance of the DRO by the Plan Administrator;

(iii)	payment of benefits in substantially equal annual or monthly installments over a period of not less than one (1) nor more than fifteen (15) years from the date the DRO is accepted by the Plan Administrator, but only if the Alternate Payee has an Account balance in excess of one hundred thousand dollars ($100,000);

(iv)	payment of benefits in substantially equal annual or monthly installments over a period of not less than one (1) nor more than fifteen (15) years beginning the first January following, or the second January following, the date the DRO is accepted by the Plan Administrator, but only if the Alternate Payee has an Account balance in excess of one hundred thousand dollars ($100,000);

(v)	payment of benefits in substantially equal annual installments over a period of not less than one (1) nor more than fifteen (15) years from the date the DRO is accepted by the Plan Administrator, but only if the Alternate Payee has an Account balance in excess of ten thousand dollars ($10,000) and less than one hundred thousand dollars ($100,000); and

(vi)	payment of benefits in substantially equal annual installments over a period of not less than one (1) nor more than fifteen (15) years beginning the first January following, or the second January following, the date the DRO is accepted by the Plan Administrator, but only if the Alternate Payee has an Account balance in excess of ten thousand dollars ($10,000) and less than one hundred thousand dollars ($100,000).
Installments will be made on a monthly or annual basis, as determined above.

An Alternate Payee with respect to a DRO that provides for any of the distributions described in subsections (ii), (iii), (iv), (v) or (vi) above, must complete and deliver to the Plan Administrator all required forms within thirty
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

(30) days from the date the Alternate Payee is notified by the Plan Administrator that the DRO has been accepted. Any Alternate Payee who does not complete and deliver to the Plan Administrator all required forms and/or whose DRO does not provide for any of the distributions described in subsections (ii), (iii), (iv), (v) or (vi) above will receive his benefits in a lump sum according to subsection (i) above.

(b)	Any taxes or other legally required withholdings from payments to such Alternate Payee will be deducted and withheld by the Employer, benefit provider or funding agent. The Alternate Payee will be provided with a tax withholding election form for purposes of federal and state tax withholding, if applicable.

(c)	The Plan Administrator will have sole and absolute discretion to determine whether a judgment, decree or order is a DRO, to determine whether a DRO will be accepted for purposes of this Section 6.1 and to make interpretations under this Section 6.1, including determining who is to receive benefits, all calculations of benefits and determinations of the form of such benefits, and the amount of taxes to be withheld. The decisions of the Plan Administrator will be binding on all parties with an interest.

(d)	Any benefits payable to an Alternate Payee pursuant to the terms of a DRO will be subject to all provisions and restrictions of the Plan and any dispute regarding such benefits will be resolved pursuant to the Plan claims procedure in Article VIII.
6.2	Legal Disability. If a person entitled to any payment under this Plan is, in the sole judgment of the Plan Administrator, under a legal disability, or otherwise is unable to apply such payment to his own interest and advantage, the Plan Administrator, in the exercise of its discretion, may direct the Employer or payor of the benefit to make any such payment in any one or more of the following ways:
(a)	Directly to such person;

(b)	To his legal guardian or conservator; or

(c)	To his spouse or to any person charged with the duty of his support, to be expended for his benefit and/or that of his dependents.
The decision of the Plan Administrator will in each case be final and binding upon all persons in interest, unless the Plan Administrator reverses its decision due to changed circumstances.

6.3	Assignment. Except as provided in Section 6.1, no Participant or Beneficiary will have any right to assign, pledge, transfer, convey, hypothecate, anticipate or in any way create a lien on any amounts payable under this Plan. No amounts payable under this Plan will be subject to assignment or transfer or otherwise be alienable, either by voluntary or
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

involuntary act, or by operation of law, or subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants and their Beneficiaries.

End of Article VI
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

ARTICLE VII
FUNDING
7.1	Funding. Benefits under this Plan will be funded solely by the Employer. Benefits under this Plan will constitute an unfunded general obligation of the Employer, but the Employer may create reserves, funds and/or provide for amounts to be held in trust to fund such benefits on its behalf. Payment of benefits may be made by the Employer, any trust established by the Employer or through a service or benefit provider to the Employer or such trust.

7.2	Creditor Status. Participants and their Beneficiaries will be general unsecured creditors of their respective Employer with respect to the payment of any benefit under this Plan, unless such benefits are provided under a contract of insurance or an annuity contract that has been delivered to Participants, in which case Participants and their Beneficiaries will look to the insurance carrier or annuity provider for payment, and not to the Employer. The Employer’s obligation for such benefit will be discharged by the purchase and delivery of such annuity or insurance contract.

End of Article VII
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

ARTICLE VIII
ADMINISTRATION
8.1	The Board. The overall administration of the Plan will be the responsibility of the Board, or any entity, committee or individual(s) the Board may delegate the responsibility of administering the Plan.

8.2	Powers of Board. The Board will have sole and absolute discretion regarding the exercise of its powers and duties under this Plan. In order to effectuate the purposes of the Plan, the Board will have the following powers and duties:
(a)	To appoint a Plan Administrator.

(b)	To review and render decisions respecting a denial of a claim for benefits under the Plan;

(c)	To construe the Plan and to make equitable adjustments for any mistakes or errors made in the administration of the Plan; and

(d)	To determine and resolve, in its sole and absolute discretion, all questions relating to the administration of the Plan and any trust established to secure the assets of the Plan (i) when differences of opinion arise between the Company, an Affiliate, the Plan Administrator, the Trustee, a Participant, or any of them, and (ii) whenever it is deemed advisable to determine such questions in order to promote the uniform and nondiscriminatory administration of the Plan for the greatest benefit of all parties concerned.
The foregoing list of express powers is not intended to be either complete or conclusive, and the Board will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the Plan.

8.3	Appointment of Plan Administrator. The Board may appoint Plan Administrator other than the Board, who will have the responsibility and duty to administer the Plan on a daily basis. The Board may delegate all or some of its powers under the Plan to the Plan Administrator. The Board may remove the Plan Administrator with or without cause at any time. The Plan Administrator may resign upon written notice to the Board.

8.4	Duties of Plan Administrator. The Plan Administrator will have sole and absolute discretion regarding the exercise of its powers and duties under this Plan. The Plan Administrator will have the following powers and duties:
(a)	To direct the administration of the Plan in accordance with the provisions herein set forth;

(b)	To adopt rules of procedure and regulations necessary for the administration of the Plan, provided such rules are not inconsistent with the terms of the Plan;

(c)	To determine all questions with regard to rights of Employees, Participants, and Beneficiaries under the Plan including, but not limited to, questions involving
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

eligibility of an Employee to participate in the Plan and the value of a Participant’s Accounts;

(d)	To enforce the terms of the Plan and any rules and regulations adopted by the Board;

(e)	To review and render decisions respecting a claim for a benefit under the Plan;

(f)	To furnish the Employer with information that the Employer may require for tax or other purposes;

(g)	To engage the service of counsel (who may, if appropriate, be counsel for the Employer), actuaries, and agents whom it may deem advisable to assist it with the performance of its duties;

(h)	To prescribe procedures to be followed by Participants in obtaining benefits;

(i)	To receive from the Employer and from Participants such information as is necessary for the proper administration of the Plan;

(j)	To establish and maintain, or cause to be maintained, the individual Accounts described in Section 4.5;

(k)	To create and maintain such records and forms as are required for the efficient administration of the Plan;

(l)	To make all determinations and computations concerning the benefits, credits and debits to which any Participant, or other Beneficiary, is entitled under the Plan;

(m)	To give the Trustee of any trust established to serve as a source of funds under the Plan specific directions in writing with respect to:
(i)	making distribution payments, giving the names of the payees, specifying the amounts to be paid and the time or times when payments will be made; and

(ii)	making any other payments which the Trustee is not by the terms of the trust agreement authorized to make without a direction in writing by the Plan Administrator;
(n)	To comply with all applicable lawful reporting and disclosure requirements of ERISA;

(o)	To comply (or transfer responsibility for compliance to the Trustee) with all applicable federal income tax withholding requirements for benefit distributions; and

(p)	To construe the Plan, in its sole and absolute discretion, and make equitable adjustments for any errors made in the administration of the Plan.
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

The foregoing list of express duties is not intended to be either complete or conclusive, and the Plan Administrator will, in addition, exercise such other powers and perform such other duties as it may deem necessary, desirable, advisable or proper for the supervision and administration of the Plan.

8.5	Indemnification of Board and Plan Administrator. To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, and to the extent permissible under corporate by-laws and other applicable laws and regulations, the Employer agrees to hold harmless and indemnify the Board and Plan Administrator against any and all claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including, without limitation, costs of defense and reasonable attorneys’ fees, based upon or arising out of any act or omission relating to or in connection with the Plan other than losses resulting from the Board’s, or any such person’s commission of fraud or willful misconduct.

8.6	Claims for Benefits.
(a)	Initial Claim. In the event that an Employee, Eligible Person, Participant or his Beneficiary claims to be eligible for benefits, or claims any rights under this Plan, such claimant must complete and submit such claim forms and supporting documentation as will be required by the Plan Administrator, in its sole and absolute discretion. Likewise, any Participant or Beneficiary who feels unfairly treated as a result of the administration of the Plan, must file a written claim, setting forth the basis of the claim, with the Plan Administrator. In connection with the determination of a claim, or in connection with review of a denied claim, the claimant may examine this Plan, and any other pertinent documents generally available to Participants that are specifically related to the claim.

A written notice of the disposition of any such claim will be furnished to the claimant within ninety (90) days after the claim is filed with the Plan Administrator. Such notice will refer, if appropriate, to pertinent provisions of this Plan, will set forth in writing the reasons for denial of the claim if a claim is denied (including references to any pertinent provisions of this Plan) and, where appropriate, will describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary. If the claim is denied, in whole or in part, the claimant will also be notified of the Plan’s claim review procedure and the time limits applicable to such procedure, including the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review as provided below. All benefits provided in this Plan as a result of the disposition of a claim will be paid as soon as practicable following receipt of proof of entitlement, if requested.

(b)	Request for Review. Within ninety (90) days after receiving written notice of the Plan Administrator’s disposition of the claim, the claimant may file with the Board a written request for review of his claim. In connection with the request for review, the claimant will be entitled to be represented by counsel and will be given, upon request and free of charge, reasonable access to all pertinent
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

documents for the preparation of his claim. If the claimant does not file a written request for review within ninety (90) days after receiving written notice of the Plan Administrator’s disposition of the claim, the claimant will be deemed to have accepted the Plan Administrator’s written disposition, unless the claimant was physically or mentally incapacitated so as to be unable to request review within the ninety (90) day period.

(c)	Decision on Review. After receipt by the Board of a written application for review of his claim, the Board will review the claim taking into account all comments, documents, records and other information submitted by the claimant regarding the claim without regard to whether such information was considered in the initial benefit determination. The Board will notify the claimant of its decision by delivery or by certified or registered mail to his last known address. A decision on review of the claim will be made by the Board at its next meeting following receipt of the written request for review. If no meeting of the Board is scheduled within forty-five (45) days of receipt of the written request for review, then the Board will hold a special meeting to review such written request for review within such forty-five (45) day period. If special circumstances require an extension of the forty-five (45) day period, the Board will so notify the claimant and a decision will be rendered within ninety (90) days of receipt of the request for review. In any event, if a claim is not determined by the Board within ninety (90) days of receipt of written submission for review, it will be deemed to be denied.

The decision of the Board will be provided to the claimant as soon as possible but no later than five (5) days after the benefit determination is made. The decision will be in writing and will include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and will contain references to all relevant Plan provisions on which the decision was based. Such decision will also advise the claimant that he may receive upon request, and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim and will inform the claimant of his right to bring a civil action under section 502(a) of ERISA in the case of an adverse decision regarding his appeal. The decision of the Board will be final and conclusive.
8.7	Receipt and Release of Necessary Information. In implementing the terms of this Plan, the Plan Administrator may, without the consent of or notice to any person, release to or obtain from any other insuring entity or other organization or person any information, with respect to any person, which the Plan Administrator deems to be necessary for such purposes. Any Participant or Beneficiary claiming benefits under this Plan will furnish to the Plan Administrator such information as may be necessary to determine eligibility for and amount of benefit, as a condition of claiming and receiving such benefit.

8.8	Overpayment and Underpayment of Benefits. The Plan Administrator may adopt, in its sole and absolute discretion, whatever rules, procedures and accounting practices are appropriate in providing for the collection of any overpayment of benefits. If a Participant or Beneficiary receives an underpayment of benefits, the Plan Administrator
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

will direct that payment be made as soon as practicable to make up for the underpayment. If an overpayment is made to a Participant or Beneficiary, for whatever reason, the Plan Administrator may, in its sole and absolute discretion, withhold payment of any further benefits under the Plan until the overpayment has been collected or may require repayment of benefits paid under this Plan without regard to further benefits to which the Participant or Beneficiary may be entitled.

End of Article VIII
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

ARTICLE IX
OTHER BENEFIT PLANS OF THE COMPANY
9.1	Other Plans. Nothing contained in this Plan will prevent a Participant prior to his death, or a Participant’s spouse or other Beneficiary after such Participant’s death, from receiving, in addition to any payments provided for under this Plan, any payments provided for under any other plan or benefit program of the Employer, or which would otherwise be payable or distributable to him, his surviving spouse or Beneficiary under any plan or policy of the Employer or otherwise. Nothing in this Plan will be construed as preventing the Company or any of its Affiliates from establishing any other or different plans providing for current or deferred compensation for Employees and/or Directors. Unless otherwise specifically provided in any plan of the Company intended to “qualify” under section 401 of the Code, Cash Incentive Award Deferrals made under this Plan will constitute earnings or compensation for purposes of determining contributions or benefits under such qualified plan.

End of Article IX
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

ARTICLE X
AMENDMENT AND TERMINATION OF THE PLAN
10.1	Continuation. The Company intends to continue this Plan indefinitely, but nevertheless assumes no contractual obligation beyond the promise to pay the benefits described in this Plan.

10.2	Amendment of Plan. The Company, through an action of the Board, reserves the right in its sole and absolute discretion to amend this Plan in any respect at any time. No amendment may adversely impact the amount of benefits a Participant has accrued under the Plan at such time except to the extent required by applicable law.

10.3	Termination of Plan. The Company, through an action of the Board, may terminate or suspend this Plan in whole or in part at any time, provided that no such termination or suspension will deprive a Participant, or person claiming benefits under this Plan through a Participant, of any amount credited to his Accounts under this Plan up to the date of suspension or termination, except as required by applicable law and pursuant to the valuation of such Accounts pursuant to Section 4.5. Notwithstanding any provision of this Plan to the contrary, upon the complete termination of the Plan, the Board, in its sole and absolute discretion, may direct that the Plan Administrator treat each Participant as having incurred a Termination of Employment and to commence the distribution of each such Participant’s Account to him or his Beneficiary, as applicable, in the form elected (or deemed elected) by such Participant pursuant to Section 5.1 (or in the form required by section 409A of the Code) to the extent that the commencement of such distribution will not violate section 409A of the Code.

The Plan may be terminated and liquidated under the following circumstances:
(a)	Corporate Dissolution or Bankruptcy. The Board may terminate and liquidate the Plan within twelve (12) months of a corporate dissolution taxed under section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the amounts deferred under the Plan are included in Participants’ gross incomes in the latest of the following years (or if earlier, the taxable year in which the amount is actually or constructively received):
(i)	The calendar year in which the Plan termination and liquidation occurs.

(ii)	The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture.

(iii)	The first calendar year in which the payment is administratively practicable.
(b)	Change in Control. The Board may terminate and liquidate the Plan within the thirty (30) days preceding or the twelve (12) months following a change in control event, as defined in Treasury Regulation § 1.409A-3(i)(5)), provided that all plans or arrangements that would be aggregated with the Plan under section 409A of the Code are also terminated and liquidated with respect to each Participant that experienced the change in control event so that under the terms of the Plan and all
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

such arrangements the Participant is required to receive all amounts of compensation deferred under such arrangements within twelve (12) months of the termination of the Plan or arrangement, as applicable. In the case of a change of control event which constitutes a sale of assets, the termination of the Plan pursuant to this Section 11.2(b) may be made with respect to the Employer that is primarily liable immediately after the change of control transaction for the payment of benefits under the Plan.

(c)	Termination of Plan. The Board may terminate and liquidate the Plan provided that (i) the termination and liquidation does not occur by reason of a downturn of the financial health of the Company or an Employer, (ii) all plans or arrangements that would be aggregated with the Plan under section 409A of the Code are also terminated and liquidated, (iii) no payments in liquidation of the Plan are made within twelve (12) months of the date of termination of the Plan other than payments that would be made in the ordinary course operation of the Plan, (iv) all payments are made within twenty-four (24) months of the date the Plan is terminated and (v) the Company or the Employer, as applicable depending on whether the Plan is terminated with respect to such entity, do not adopt a new plan that would be aggregated with the Plan within three (3) years of the date of the termination of the Plan.
10.4	Termination of Affiliate’s Participation. An Affiliate may terminate its participation in the Plan at any time by an action of its governing body and providing written notice to the Company. Likewise, the Company may terminate an Affiliate’s participation in the Plan at any time by an action of the Board and providing written notice to the Affiliate. The effective date of any such termination will be the later of the date specified in the notice of the termination of participation or the date on which the Plan Administrator can administratively implement such termination. In the event that an Affiliate’s participation in the Plan is terminated, each Participant employed by such Affiliate will continue to participate in the Plan as an Inactive Participant and will be entitled to a distribution of his entire Account or a portion thereof upon the earlier of his Scheduled Withdrawal Date, if any, or his Termination of Employment, in the form elected (or deemed elected) by such Participant pursuant to Section 5.1.

End of Article X
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

ARTICLE XI
MISCELLANEOUS
11.1	No Reduction of Employer Rights. Nothing contained in this Plan will be construed as a contract of employment between the Employer and an Employee, or as a right of any Employee to continue in the employment of the Employer, or as a limitation of the right of the Employer to discharge any of its Employees, with or without cause or as a right of any Director to be renominated to serve as a Director.

11.2	Provisions Binding. All of the provisions of this Plan will be binding upon all persons who will be entitled to any benefit hereunder, their heirs and personal representatives.

End of Article XI
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

IN WITNESS WHEREOF, this Plan has been executed on this 18th day of December, 2008.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. By: Calumet GP, LLC, its General Partner
By:	/s/ Fred M. Fehsenfeld Jr.
Print Name:	Fred M. Fehsenfeld Jr.
Title:	Chairman

Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

EXHIBIT A1
2009 VESTING SCHEDULES
1. Vesting Schedule for Phantom Units credited to a Participant’s Account pursuant to Matching Contributions:

Years Held	Percentage Vested
Less than one year	0%
At least one year but less than two years	25%
At least two years but less than three years	50%
At least three years but less than four years	75%
At least four years	100%
2. Vesting Schedule for Phantom Units credited to a Participant’s Account pursuant to Discretionary Contributions:

Years Held	Percentage Vested
Less than one year	0%
At least one year but less than two years	25%
At least two years but less than three years	50%
At least three years but less than four years	75%
At least four years	100%

[1]	This Exhibit A may be updated from time to time without the need for a formal amendment to the Plan, upon approval by the Board.
Calumet Specialty Products Partners, L.P.
Executive Deferred Compensation Plan

A-1